EXHIBIT 4.13
AMENDMENT TO
SECURED CONVERTIBLE DEBENTURE
     This amendment (“Amendment”) to the Secured Convertible Debenture dated January 24, 2008 (“Debenture”) is made as of January 29, 2009 by and between Converted Organics, Inc., a Delaware corporation (“Borrower”) and                      1 (“Lender”). Terms not defined herein shall have the meaning as set forth in the Debenture.
RECITALS
     WHEREAS, Borrower has issued Lender the Debenture in principal amount of $                    2 which maturity date was January 24, 2009;
     WHEREAS, Lender has agreed to extend the maturity date of the Debenture until July 24, 2009 and, Borrower has agreed to modify certain terms of the Debenture as set forth herein; and
     WHEREAS, Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Debenture
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
     1. The “Maturity Date” of the Debenture is hereby extended until July 24, 2009.
     2. During the period from January 24, 2009 until the Maturity Date, the Borrower shall not be required to pay interest on the Debenture.
     3. At any time prior to the Maturity Date, Lender may convert the principal amount of the Debenture into shares of Borrower’s Common Stock at the Default Conversion Price calculated as of the date of any such conversion. On any conversion date, Lender agrees to send to Borrower’s Transfer Agent and to Borrower a calculation of the Default Conversion Price and amount of Debenture principal being converted. If Borrower disputes any amounts in the foregoing notice it shall respond in writing to Lender within one (1) business day. Assuming Borrower is in agreement with the Lender conversion notice, Borrower agrees to deliver the shares subject to the conversion notice within three (3) business days of the conversion date, and agrees that any failure to so deliver the shares shall subject it to the liquidated damage provisions set forth in Section 3(c) of the Debenture.
          Lender acknowledges that unless it sends Borrower a notice in writing stating that it is an “affiliate” of the Borrower as such term is defined in the Securities Act of 1933, as amended (“Act”), in connection with Borrower’s issuance of the shares pursuant to this section, Borrower and its counsel shall be permitted to rely on Lender’s execution of this Amendment as its representation that it is not, and will not become prior to the Maturity Date, an “affiliate” of the Borrower as such term is defined in the Act.
     4. Commencing on the date hereof until the Maturity Date, Lender agrees that it will not sell shares of Borrower Common Stock on any trading day in an amount greater than 12% of the daily volume of the Borrower’s Common Stock for such trading day as reported by the NASDAQ Stock Market; provided that such limitation shall not apply at any time at which the Borrower’s Common Stock is trading at above $3.25 per share.
     5. So long as any principal or interest is due under the Debenture and shall remain unpaid, unless the Lender shall otherwise consent in writing, the Borrower shall not complete any financing arrangement in which Borrower raises greater than $2.0 million; provided that such prohibition shall not be applicable if the principal amount of the Debenture outstanding on the closing of any financing is less than $1,600,000.

[1]	Form used for Professional Offshore Opportunity Fund, Ltd., Professional Traders Fund, LLC and High Capital Funding, LLC.

[2]	Form used for Borrower’s portion of $4.5 million issuance.

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     6. Upon execution of this Amendment, Borrower will issue Lender ___3 shares of restricted Borrower Common Stock.
     7. Lender’s counsel shall issue a Rule 144 opinion letter to the transfer agent for the Lender within two (2) business days of execution of this Agreement regarding the shares underlying the conversion. Borrower agrees that if such opinion is not effective for a period of three (3) business days after a Conversion Date then the Borrower agrees that that any failure to deliver a valid legal opinion shall subject it to the liquidated damage provisions set forth in Section 3(c) of the Debenture.
     8. Lender hereby waives as of January 24, 2009 any and all Events of Default that have occurred prior to the execution of this Amendment.
     9. All other provisions of the Debenture not amended or modified herein shall continue to have their full force and effect.
     10. This Amendment may be changed, waived, discharged or terminated only by a writing signed by the Lender and Borrower.
     11. This Amendment shall be construed and interpreted in accordance with the Sections 13 and 14 of the Debenture.
     12. This Amendment may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of January 29, 2009.

Converted Organics Inc.

By:

Edward J. Gildea, CEO

[Lender Name]

By:

Print Name:

[3]	Represents the Lender’s pro rata portion of an aggregate of 200,000 restricted shares of Borrower common stock.

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